UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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February 2, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Tuesday, March 8, 2011, at the Company’s headquarters at Three Technology Way, Norwood, Massachusetts, 02062.

At the Annual Meeting you are being asked to elect all ten members of our Board of Directors, each for a term of one year, to vote on a non-binding advisory proposal on the compensation of ADI’s named executive officers, to vote on a non-binding advisory proposal on the frequency of the vote on our executive compensation program, and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2011. Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement, FOR the compensation of our named executive officers, to hold an advisory vote on our executive compensation program once every THREE YEARS, and FOR the ratification of Ernst & Young LLP.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 8, 2011

To our Shareholders:

The 2011 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our headquarters at Three Technology Way, Norwood, Massachusetts 02062, on Tuesday, March 8, 2011 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1. To elect the ten director nominees named in this proxy statement to our Board of Directors, each for a term of one year;

2. To consider a non-binding “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To consider a non-binding “say on frequency” vote regarding the frequency of the vote on our executive compensation program (once every year, every two years or every three years); and

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2011.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 14, 2011 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone in accordance with the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARGARET K. SEIF
Secretary

Norwood, Massachusetts
February 2, 2011

i

ii

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 8, 2011

This proxy statement contains information about the 2011 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 8, 2011, beginning at 9:00 a.m. local time, at our headquarters at Three Technology Way, Norwood, Massachusetts 02062. You may obtain directions to the location of the annual meeting by visiting our website at www.analog.com or by contacting Mindy Kohl, Director, Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (which we also refer to as Analog Devices, ADI, or the Company) for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

We are mailing our Annual Report to Shareholders for the fiscal year ended October 30, 2010 with these proxy materials on or about February 2, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on March 8, 2011:

This proxy statement and the 2010 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of the ten nominees named in this proxy statement to our Board of Directors, each for a term of one year.

2. A non-binding “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3. A non-binding “say on frequency” vote regarding the frequency of the vote on our executive compensation program (once every year, every two years or every three years).

4. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2011.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 14, 2011. This date is the record date for the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 299,653,797 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

(1) You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone.  You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail.  You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 4 and for every THREE YEARS on Proposal 3.

(4) You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes.  You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” and “say on frequency” votes (Proposals 2 and 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (January 14, 2011) in order to be admitted to the meeting on March 8, 2011. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed card. Broadridge will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern time on March 4, 2011, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan (the Ireland share plan), you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock which they hold on your behalf as of the record date. Mercer Ireland Limited (Mercer), which administers the Irish share plan on behalf of Irish Pensions Trust Limited, will send you a voting card that you may use to direct Mercer how to vote your shares. You should sign the voting card and return it to Mercer in the envelope that Mercer provides. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, March 4, 2011, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 14, 2011, the record date, or at least 149,826,899 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from the Board. The Board will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board’s decision and its reasoning with regard to the offered resignation.

Say on Pay.  Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Say on Frequency.  Our Board of Directors is seeking a non-binding advisory vote regarding whether shareholders prefer to vote on our compensation program once a year, once every two years or once every three years. The vote is advisory and non-binding in nature, but our Board of Directors has decided to adopt the frequency that receives the greatest level of support from our shareholders. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Brokers who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board of Directors, each for a term of one year (Proposal 1);

FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2);

For a shareholder advisory vote every THREE YEARS on our executive compensation program (Proposal 3); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year (Proposal 4).

Will any other matters be voted on at this meeting?

No.  Under Massachusetts law, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2012 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K within four business days after the end of our annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2012 annual meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2012 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2012 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than October 5, 2011.

In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2012 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2011 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 8, 2011, and no later than December 8, 2011. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2012 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the Securities and Exchange Commission and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
Margaret Seif
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3367
Fax: 781-461-3491
Email: margaret.seif@analog.com

What are the costs of soliciting these proxies and who will pay?

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $10,000 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended October 30, 2010 is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K or any of its exhibits, we will send you one without charge. Please contact:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Mindy Kohl, our director of investor relations, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 14, 2011 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

					Percent of
	Number of	Shares			Common
	Shares	Acquirable		Total	Stock
	Beneficially	within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
Wellington Management Company, LLP(5)	27,663,334	—		27,663,334	9.2%
75 State Street Boston, Massachusetts 02109
Capital Research Global Investors(6)	19,285,600	—		19,285,600	6.4%
333 South Hope Street Los Angeles, California 90071
Directors and Named Executive Officers:
James A. Champy	7,341	106,834		114,175	*
John L. Doyle	10,403	113,800		124,203	*
Jerald G. Fishman	421,348	1,858,964		2,280,312	*
John C. Hodgson	5,675	64,250		69,925	*
Yves-Andre Istel	12,675	23,650		36,325	*
Robert R. Marshall	—	417,027		417,027	*
Robert P. McAdam	186,601	366,923		553,524	*
Neil Novich	8,675	18,702		27,377	*
Vincent T. Roche	100	450,223		450,323	*
F. Grant Saviers	8,175	113,800		121,975	*
Paul J. Severino	16,875	57,500		74,375	*
Kenton J. Sicchitano	6,175	110,500		116,675	*
Ray Stata(7)	5,097,774	392,413		5,490,187	1.8%
David A. Zinsner	4,723	71,000		75,723	*
All directors and executive officers as a group (18 persons, consisting of 10 officers and 8 non-employee directors)(8)	5,805,158	4,433,422		10,238,580	3.4%

*	Less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after January 14, 2011.

(4)	The percent ownership for each shareholder on January 14, 2011 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 14, 2011 (299,653,797 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 14, 2011.

(5)	Based solely on a Form 13F-HR filed by Wellington Management Company, LLP on November 15, 2010 reporting stock ownership as of September 30, 2010. Wellington Management Company, LLP reports that it has sole voting authority with respect to 15,383,340 shares, sole investment discretion with respect to 25,833,785 shares and shared investment discretion with respect to 1,829,549 shares.

(6)	Based solely on a Form 13F-HR filed by Capital Research Global Investors on November 15, 2010 reporting stock ownership as of September 30, 2010. Capital Research Global Investors reports that it has sole voting authority with respect to 19,285,600 shares and shared investment discretion with respect to 19,285,600 shares.

(7)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children, and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(8)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our entire Board of Directors is elected annually by our shareholders and currently consists of 10 members. At the meeting, shareholders will have an opportunity to vote for each of the nominees listed below. The persons named in the enclosed proxy card will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board may reduce the number of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 76, has served as our Chairman of the Board of Directors since 1973 and an executive officer of our company since its inception. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. We believe Mr. Stata’s qualifications to sit on our Board of Directors include his 46 years of experience in the semiconductor industry, including as our founder, our Chairman for 38 years and formerly as our President for 20 years.

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 65, has been our President and Chief Executive Officer since November 1996 and served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also currently serves as a director of Cognex Corporation and Xilinx, Inc. We believe Mr. Fishman’s qualifications to sit on our Board of Directors include his four decades of experience in the semiconductor industry, including 20 years as our President.

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 68, retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is currently a Research Fellow at the Harvard Business School. We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and his organizational acumen.

JOHN L. DOYLE, Director since June 1987

Mr. Doyle, age 79, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc. We believe Mr. Doyle’s qualifications to sit on our Board of Directors include his years of executive experience in the high technology and semiconductor industries, as well as the deep understanding of our people and our products that he has acquired over two decades of service on our Board.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 67, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002. We believe Mr. Hodgson’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience with a global technology company, as well as his executive leadership and management experience.

YVES-ANDRE ISTEL, Director since December 2007

Mr. Istel, age 74, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also serves as a director of Imperial Sugar Company, a processor and marketer of refined sugar, and is deputy chairman of Compagnie Financiere Richemont S.A., the parent group owning luxury goods companies, including Cartier and Montblanc. We believe Mr. Istel’s qualifications to sit on our Board of Directors include his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

NEIL NOVICH, Director since May 2008

Mr. Novich, age 56, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, he was a Director at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc. and Hillenbrand Inc. and served as a director of Ryerson, Inc. during the past five years. We believe Mr. Novich’s qualifications to sit on our Board of Directors include his experience as a CEO leading complex global organizations, combined with his broad operational and corporate governance expertise.

F. GRANT SAVIERS, Director since December 1997

Mr. Saviers, age 67, has been retired since 1998. He served as Chairman of the Board of Adaptec, Inc. a provider of high performance computer input/output products, from 1997 to 1998, President from 1992 to 1995, and Chief Executive Officer from 1995 to 1998. Prior to Adaptec, Mr. Saviers was employed by Digital Equipment Corporation, where he served as Vice President, Storage Systems from 1981 to 1989, and as Vice President, Personal Computers and Peripherals from 1989 to 1992. We believe Mr. Saviers’ qualifications to serve on our Board of Directors include his experience in leading complex technology enterprises and his experience as a CEO of a semiconductor company.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 64, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that merger, Mr. Severino was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc. We believe Mr. Severino’s qualifications to serve on our Board of Directors include his experience as a CEO of a global technology company, as well as his management and corporate governance expertise.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 66, has been retired since July 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. We believe Mr. Sicchitano’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

Our Board of Directors recommends that you vote FOR the election of each of the above nominees.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders. In particular, we have adopted the following policies and procedures:

Declassified Board of Directors.  In 2010, we declassified our Board and amended our bylaws to provide for one-year terms for our directors. All ten of our directors will stand for election to one-year terms at this annual meeting.

Majority Voting for Election of Directors.  Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee is an incumbent director in an uncontested election and does not receive more votes “for” his or her election than “against” his or her election, the director must offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders voted against the election of the director, any alternatives for curing the underlying cause of the votes cast against the election of the director, the director’s tenure, qualifications, past and expected future contributions to Analog Devices, the overall composition of our Board and whether accepting the resignation would cause Analog Devices to fail to meet any applicable rules or regulations of the SEC or the NYSE. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the votes cast against the election of the director, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the

Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached.

Stock Ownership Guidelines.  We have established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. Directors (including the CEO) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

No Hedging Policy.  We prohibit all hedging transactions or “short sales” involving Company securities by our directors and employees, including our executive officers.

Equity Award Grant Date Policy.  We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Equity Award Grant Date Policy at www.analog.com/governance or by writing to:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog Devices only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog Devices (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog Devices). Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a material relationship with Analog Devices. Under these guidelines, a director is not considered to have a material relationship with Analog Devices if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual even if he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog Devices for property or services, unless the amount of those payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog Devices, or to which Analog Devices is indebted, unless the total amount of either company’s indebtedness to the other is more than 5% of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog Devices, provided that he or she owns less than 5% of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog Devices with respect to the other company; or

•	serves as an executive officer of a charitable organization, unless Analog Devices’ charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues.

Our guidelines also provide that ownership of a significant amount of Analog Devices’ stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines, the determination of whether a material relationship exists is made by the members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Istel, Novich, Saviers, Severino and Sicchitano is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. None of these directors has any relationship with Analog Devices, other than a relationship that is not material under the above guidelines and other than as disclosed in this proxy statement under “— Director Compensation” and “— Certain Relationships and Related Transactions.” Messrs. Stata and Fishman are not “independent” because they are employed by the Company. We considered the Company’s annual laboratory membership with The Massachusetts Institute of Technology (of which James Champy is a board member) and determined that the relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Champy, and is not material to MIT or the Company.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, input from director search firms for identification and evaluation of candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2012 annual meeting?” above.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board (including the presiding director or the independent directors as a group) should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, or to James A. Champy, Presiding Director, in each case c/o General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board provides for the succession of the chief executive officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met ten times in fiscal 2010, including by telephone conference. During fiscal 2010, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he served. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices and they do not serve on any standing Board committee. They do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. All members of all three committees are independent, non-employee directors.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Stata, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed James A. Champy, as “presiding director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the rules of the NYSE. The Board generally holds executive sessions at each regular meeting.

Our Corporate Governance Guidelines set forth our policy that directors are responsible for attending annual meetings of shareholders. All of our directors attended the 2010 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Doyle and Hodgson. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Doyle and Hodgson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Doyle or Hodgson serves on the audit committees of more than two other public companies.

The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee was responsible for selecting and appointing Ernst & Young, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2010. The Audit Committee met ten times during fiscal 2010 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2010 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Messrs. Novich (Chair), Saviers and Severino. The Board has determined that each of Messrs. Novich, Saviers and Severino is independent as defined under the rules of the NYSE. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee reviews the CEO’s evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options, restricted stock units and other stock incentives (within guidelines established by our Board of Directors and in accordance with our equity granting policy) to our officers and employees. In accordance with the terms of the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our Chief Executive Officer the power to grant options, restricted stock units and other stock awards to employees who are not executive officers or directors, subject to specified thresholds and applicable law. Our Compensation Committee held nine meetings (including by telephone conference) during fiscal 2010.

Compensation Committee Consultant.  The Compensation Committee has the sole authority to engage and terminate any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners (PMP), an independent compensation consultant, during fiscal 2010. PMP reports directly to the Compensation Committee and assists the Committee in evaluating and designing our executive and director compensation program and policies. In fiscal 2010, the Compensation Committee instructed PMP to assist it in defining a peer group of companies, compare our executive and director compensation arrangements to those of the peer group, and provide market data and advice regarding executive and director compensation plan design. PMP conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. PMP also conducted a risk assessment of our executive compensation program. In connection with its work for the Compensation Committee, PMP is invited to attend many of the Committee’s meetings and, upon request of the Committee, attends executive sessions with the Compensation Committee. PMP is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Committee requested and received an independence letter from PMP for 2010 stating that they meet the independence standards prescribed by the SEC for all work performed for the Committee during fiscal 2010. The activities of our Compensation Committee and the services PMP performed for the Committee during fiscal 2010 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Istel and Champy. The Board has determined that each of Messrs. Doyle, Istel and Champy is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s review of succession planning with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of these advisors as established by the Committee. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held nine meetings during fiscal 2010 (including by telephone conference).

The Board’s Role in Risk Oversight

Management is responsible for day to day risk management activities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In fiscal 2010, we formed an internal risk management committee made up of representatives from internal audit, legal, finance/treasury and supply chain management. We believe the work of this group will assist the Board in keeping apprised of the Company’s risk management activities. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the

Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses ADI’s policies with respect to risk assessment and risk management.

Report of the Audit Committee

The Audit Committee of the Board of Directors assisted the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our internal auditors to discuss our financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2010, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held ten meetings (including by telephone conference) during the fiscal year ended October 30, 2010. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, our internal auditors and our independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2010.  The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2011.

Audit Committee,
Kenton J. Sicchitano, Chairman
John L. Doyle
John C. Hodgson

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 30, 2010 and October 31, 2009.

	Fiscal 2010	Fiscal 2009

Audit Fees	$1,957,000	$2,187,000
Audit-Related Fees	84,000	75,000
Tax Fees	713,000	715,000

Total Fees	$2,754,000	$2,977,000

Audit Fees.  These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees.  These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit.

Tax Fees.  These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $635,000 in fiscal 2010 and $563,000 in fiscal 2009 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal years 2010 and 2009, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

For fiscal 2010, our Compensation Committee changed the mix of equity awards for our non-employee directors to 50% stock options and 50% restricted stock units in order to align the mix of our director equity compensation awards with the equity compensation awards for our executive officers. The stock options and restricted stock units we granted to our non-employee directors in fiscal 2010 vest in three equal annual installments on the first, second and third anniversaries of the date of grant. In accordance with the equity award policy described below, on January 5, 2010 we granted to each non-employee director 7,500 stock options, at an exercise price of $31.62 per share, and 2,025 restricted stock units for services to be provided during fiscal 2010.

The following table details the total compensation earned by our non-employee directors in fiscal 2010.

2010 Director Compensation

			Option
	Fees Earned or	Stock Awards	Awards
Name(1)	Paid in Cash ($)(2)	($)(3)(4)	($)(3)(4)	Total ($)

James A. Champy	71,250	59,373	58,526	189,149
John L. Doyle	75,000	59,373	58,526	192,899
John C. Hodgson	60,000	59,373	58,526	177,899
Yves-Andre Istel	60,000	59,373	58,526	177,899
Neil Novich	67,500	59,373	58,526	185,399
F. Grant Saviers	60,000	59,373	58,526	177,899
Paul J. Severino	60,000	59,373	58,526	177,899
Kenton J. Sicchitano	80,000	59,373	58,526	197,899

(1)	Messrs. Fishman and Stata were the only directors during fiscal 2010 who were also employees of Analog. Neither received any compensation in their capacities as directors of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table and Mr. Stata’s compensation is included under “— Certain Relationships and Related Transactions.”

(2)	This amount includes a $60,000 annual board retainer. An additional annual retainer of $20,000 is paid to the chair of the Audit Committee (Mr. Sicchitano). An additional annual retainer of $15,000 is paid to the chair of the Compensation Committee (Mr. Novich) and the Nominating and Corporate Governance Committee (Mr. Doyle). Mr. Novich replaced Mr. Champy as Chairman of the Compensation Committee during the second quarter of fiscal 2010 and started receiving compensation related to that role during the third quarter of fiscal 2010. The Presiding Director (Mr. Champy) also receives an annual retainer of $15,000. Mr. Champy assumed the role of presiding director and started receiving compensation related to that role during the fourth quarter of fiscal 2010. These cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year. Effective for fiscal 2011, the members of the Audit Committee (other than the chair) will receive an additional annual retainer of $6,000 and the members of the Compensation and Nominating and Corporate Governance Committees (other than the chairs) will receive an additional annual retainer of $3,000.

(3)	These amounts represent the aggregate grant date fair value of awards for grants of restricted stock units or options to each listed director in fiscal 2010. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2010. We recognize the value as of the grant date for stock options and restricted stock units over the number of days of service required for the award to become vested.

(4)	The aggregate number of stock awards and option awards outstanding held by each director (representing unexercised option awards, both exercisable and unexercisable, and unvested restricted stock units) at October 30, 2010 is as follows:

	Number of Shares
	Subject to Option	Number of Units of Stock
	Awards Held as of	that have not Vested as of
Name	October 30, 2010 (#)	October 30, 2010 (#)

James A. Champy	116,834	2,025
John L. Doyle	148,800	2,025
John C. Hodgson	74,250	2,025
Yves-Andre Istel	38,650	2,025
Neil Novich	31,803	2,025
F. Grant Saviers	168,800	2,025
Paul J. Severino	67,500	2,025
Kenton J. Sicchitano	120,500	2,025

TOTAL	767,137	16,200

The following table includes the assumptions used to calculate the fiscal 2010 grant date fair value on a grant by grant basis for our non-employee directors.

				Assumption
						Risk-Free
		Shares/RSUs	Exercise		Expected	Interest	Dividend	Grant Date
		Granted	Price	Volatility	Life	Rate	Yield	Fair Value
Name	Grant Date	(#)	($)	(%)	(Years)	(%)	(%)	Per Share ($)

James A. Champy	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
John L. Doyle	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
John C. Hodgson	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
Yves-Andre Istel	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
Neil Novich	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
F. Grant Saviers	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
Paul J. Severino	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32
Kenton J. Sicchitano	1/05/2010	7,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	2,025	—	—	—	2.560	2.530	29.32

The grant date fair value of restricted stock units represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of stock options is computed using a Black Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 30, 2010.

We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

Equity Award Policy for Non-employee Directors

Our equity award grant policy for non-employee directors for fiscal 2010 was:

•	Each newly elected non-employee director is automatically granted under our 2006 Stock Incentive Plan (the “2006 Plan”) (1) a non-qualified stock option to purchase 7,500 shares of our common stock at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant) and (2) a restricted stock unit award for 2,025 shares of common stock, each on the 15th day of the month following the date of initial election as a director, or if the NYSE is closed on that day, the next succeeding business day that the NYSE is open.

•	On an annual basis, each incumbent non-employee director is automatically granted under the 2006 Plan (1) a non-qualified stock option to purchase 7,500 shares of our common stock at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant) and (2) a restricted stock unit award for 2,025 shares of common stock (with the number of shares subject to the first annual award of options and restricted stock units to be on a pro rata basis based on the length of service during the calendar year in which the director was elected), each on the second business day following January 1 that the NYSE is open.

For fiscal 2010, options and restricted stock units granted to our non-employee directors under the 2006 Plan vested in three equal installments on the first, second and third anniversaries of the date of grant, subject to acceleration as described below. These awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Plan) or the director’s death. Upon (1) the director’s retirement from our Board after attaining age 60, (2) removal of the director by the Board or (3) the Board’s failure to nominate the director for reelection as a director (other than because the director has refused to serve as a director), each award will vest as to an additional number of shares that would have vested if the director continued to serve as a director through the next succeeding anniversary of the date of grant. If the director ceases to serve as a director by reason of his disability, as determined by the Board, each RSU will vest in full and each option will continue to vest over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

We declassified our Board in early 2010. In September 2010, our Compensation Committee changed the vesting schedule for all non-employee director stock options and restricted stock units to one-year vesting periods in order to align these awards with the directors’ new one-year terms of office. This new vesting schedule will apply to director equity awards made in fiscal 2011. In addition, beginning with fiscal 2011, equity awards made to our non-employee directors will be made on the date of the annual meeting.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2010, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $250,000 and other compensation of $20,000 representing the amount contributed or accrued by us in fiscal 2010 under applicable retirement arrangements. Consistent with the compensation we pay our non-employee directors, Mr. Stata did not participate in our executive performance incentive plan during fiscal 2010.

On January 5, 2010, we granted a stock option to Mr. Stata for the purchase of 7,500 shares of our common stock at an exercise price of $31.62 per share and 2,025 restricted stock units. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. The restricted stock units vest on the third anniversary of the grant date. For fiscal 2011, we expect that Mr. Stata will receive equity awards in the same amounts, on the same terms and on the same date (the date of the 2011 annual meeting) as those granted to our non-employee directors.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Analog Devices’ annual consolidated gross revenues; and

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Other Matters

In May 2008, the Company and Mr. Fishman settled an SEC inquiry into the Company’s stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, the Company agreed to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, paid a civil money penalty, and repriced certain options granted in prior years. Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act, paid a civil money penalty, and made a disgorgement payment with respect to certain stock options received in prior years.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting shareholder approval of the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. As required by the recent Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. But our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

As you cast your vote on this Proposal 2, here are a few things about our executive compensation program we think you should know:

•	Elements of our Compensation Program. We have designed our executive compensation program to be substantially performance-based. Our executives’ compensation consists primarily of base salary, short-term cash incentive awards, and long-term equity incentive awards.

•	Base Salary. For fiscal years 2009 and 2010, we froze the salaries of our employees, including our executives, due to the economic uncertainty associated with the recession.

•	Short-Term Cash Incentive Awards. Our performance incentive plan is broad-based and applies to all employees and executives alike. Since 2004, our plan has tied executive and employee pay directly to corporate performance, measured by operating profits before taxes as a percentage of revenue. The reason we selected operating profits as a performance measure is because we believe that shareholders value higher profitability levels, and so we designed our performance incentive plan to reward the achievement of that goal. Our plan is designed to provide us with a variable cost structure which reduces compensation expenses when profit levels are low and pays more when profit levels are higher. We cap bonus payments under our performance incentive plan at three times the target payout. We have made certain changes to our performance incentive plan for fiscal 2011, which are described below.

•	Long-Term Equity Incentives. Every year we grant equity awards broadly among our employee population. As a group, our NEOs received only 14% of all equity awards made to our employees in fiscal 2010. We use a mix of stock options and restricted stock units (RSUs) to reward long-term value creation and to recognize sustained contribution to ADI. Our equity awards have significant vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over five years and our RSUs generally vest on the third anniversary of the date of grant. We set a goal each year to keep the shareholder dilution related to our equity ownership program to a certain percentage. Our 2010 gross dilution percentage was 1.8% compared to 5.2% for our peer group.

•	Pay for Performance. We have sought to align executive pay and corporate performance. Our compensation program is designed to pay more when our short- and long-term performance warrants, and less when they do not. In fiscal 2010, 62% of our CEO’s total compensation was attributable to the achievement of superior profitability levels for the year and 31% was in the form of equity, whose value depends on our stock price performance. Combining equity and cash performance incentive awards in fiscal 2010, almost 93% of our CEO’s compensation was performance-based. In fiscal 2010, we experienced record levels of revenue, profitability and cash flow. Our profitability in fiscal 2010 doubled compared to fiscal 2009. As a result of our superior fiscal 2010 performance, and consistent with our executive performance incentive plan design, the compensation of our CEO and our other NEOs increased in fiscal 2010 compared to 2009.

•	Pay Practices. We do not use many common pay practices that are considered to be unfriendly to shareholders. For example, we do not provide extensive perquisites to our executives. We have eliminated excess parachute payment tax gross-up provisions from all future executive compensation arrangements and our CEO agreed to eliminate his prior right to receive such tax gross-up payments.

We have no guaranteed salary increases or non-performance-based bonuses. We do not pay dividends on unvested equity awards.

•	Consultant Independence. Our Compensation Committee’s independent consultant is retained directly by the Compensation Committee, provides no other services for ADI, and has provided the Committee with a written attestation of its independence from ADI.

•	Risk Assessment. Our Compensation Committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. In addition, in fiscal 2010, our Compensation Committee asked its compensation consultant, Pearl Meyer & Partners (PMP), to conduct an independent risk assessment of our executive compensation program. Based on these reviews and assessments, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking (see “Risk Considerations in our Compensation Program” below).

•	Recent Changes. For fiscal 2011, we amended our performance incentive plan for all employees to include a revenue growth element. We believe this will encourage executives and employees alike to focus on growth as well as profitability, which we believe are important to our shareholders. Payments under the plan for fiscal 2011 will be awarded as follows: 50% based on the achievement of specified profitability goals and 50% based on the achievement of specified revenue growth targets. With these changes to our performance incentive plan, our executive compensation program is now tied to three distinct corporate performance metrics: profitability as a percentage of revenue, year over year revenue growth, and stock price appreciation. We believe this plan enhancement further aligns management and shareholder interests.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and has demonstrated that it incentivizes desirable behavior from our executives.

We recommend that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to advise us as to how frequently they wish to cast an advisory vote on the compensation of our named executive officers: once every year, once every two years, or once every three years. In arriving at our recommendation on the frequency vote, we engaged in an outreach program with our largest stockholders this fall and, while there was no clear consensus, a number of shareholders indicated that they prefer a vote on executive compensation once every three years, for a variety of reasons. At this time, we believe that a vote once every three years makes sense for us for the following reasons:

•	In the semiconductor industry over the past decade, the business cycle (measured by peak to trough to peak revenue levels) tends to be about three years. We have sought to take a similar long-term approach to our compensation program so that it can be responsive to the entire business cycle. We believe that making changes to our compensation programs in response to an annual vote could be premature and possibly counterproductive because annual changes to our compensation program in response to short-term fluctuations in our results at various points in the business cycle may not be appropriate in the context of the entire business cycle.

•	We are also concerned that an annual vote could encourage a short-term approach to our compensation plans, based on short-term business or market conditions. We strive to encourage a long-term focus among our executives by, for example, making equity awards that vest over long periods (3 to 5 years) and paying bonuses based on year over year revenue growth. We believe that a vote on our compensation by our shareholders every three years will encourage shareholders to take the same long-term approach to our compensation programs taken by our executives and our Compensation Committee.

•	As a result of this long-term approach, our compensation plans do not change often. We generally set a performance incentive plan and leave it in place for several years, to allow us to determine whether the plan is working to help us achieve our corporate goals and to minimize the disruption to our employees that is inevitable with significant changes to incentive programs.

•	We believe that a dialogue with our shareholders about executive compensation should be ongoing and not wait for a formal vote at an annual meeting. We encourage our shareholders to convey their compensation concerns to us on a real-time basis.

As required by the recent Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Regardless, our Compensation Committee values the opinions expressed by shareholders and expects to implement the frequency which receives the greatest level of support from our shareholders. While we believe that a vote once every three years is the best choice for us, you are not voting to approve or disapprove our recommendation of three years, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this item.

We recommend that you vote in favor of a vote on our executive compensation program once every THREE years.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis	page 28
• Executive summary	page 28
• Our 2010 business results
• Pay for performance
• Compensation program highlights and changes during 2010
• Our compensation philosophy	page 32
• Our peer group	page 33
• Components of our executive compensation program	page 34
• Why do we pay each element of compensation?
• How did we select our performance metrics and targets?
• How did we perform against those targets?
• Agreements with our CEO	page 42
• Why do we have an employment agreement with our CEO?
• What comprised our CEO’s total compensation for 2010?
• Severance, retention and change in control benefits	page 44
• Why do we offer these benefits?
Risk considerations in our compensation program	page 45
Executive compensation tables	page 48

Compensation Discussion and Analysis

Executive Summary

Our philosophy regarding executive compensation is straightforward: reward our executives for their contribution to ADI’s performance and shareholder value by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance. The elements of our executives’ total compensation are base salary, cash incentive awards, stock incentive awards, and retirement and other employee benefits. We have designed a compensation program which makes a substantial percentage of executive pay variable, subject to increase when corporate targets are overachieved, and subject to reduction when corporate targets are not achieved.

2010 Business Results

The 2010 fiscal year was an excellent year for Analog Devices, with record levels of revenue, profitability and cash flow. Due to actions taken in 2009 and 2010, we fundamentally changed our cost structure worldwide across all functions and better aligned our organization with our customers and end markets. In addition, we refocused our investments on products and markets where our innovations add sustainable value. As a result of these actions and an improving global economic climate, our revenue increased 37%, diluted earnings per share increased nearly three-fold and profitability doubled in fiscal 2010 compared to fiscal 2009. In addition, we increased our quarterly dividend by 10%, paid $250 million in cash dividends to our shareholders and repurchased almost $40 million in shares of our common stock in fiscal 2010. In early fiscal 2011, our Board of Directors also authorized the repurchase of an additional $1 billion of our common stock under our existing repurchase program.

Pay for Performance

A significant portion of the total compensation of our NEOs is directly linked to our performance in the form of performance-based cash and equity awards. We believe this provides our executives an opportunity to earn above average compensation if ADI delivers superior results.

Cash awards.  For fiscal 2010, we linked a significant portion of our executives’ cash compensation to Company performance measured by our operating profit before taxes (OPBT), through our performance incentive plan. In 2010, 62% of our CEO’s total compensation was based on this OPBT metric. Our target for performance incentive payments at the 100% payout level for all employees and executives alike in 2010 was a ratio of OPBT to revenue of 22.5%. Corporate profitability has been the primary goal of our performance incentive plan since 2004 and, as a result of this focus and an improving global economic climate, our OPBT as a percent of revenue reached 33% in fiscal 2010, well above our 22.5% target and double what it was in fiscal 2009. Because we significantly surpassed our OPBT target, our CEO’s performance-based cash award for fiscal 2010 was significantly greater than it was in fiscal 2009, and a portion of it was capped in accordance with the terms of his employment agreement and our performance incentive plan. This compares to fiscal 2009, when we achieved OPBT levels of only 17% of revenue against a target of 22.5% and, as a result, the fiscal 2009 performance incentive plan paid out at only 41% of target. By design, our performance incentive plan pays more when we perform well and less when we do not.

Equity awards.  Another way that we try to link pay and performance is to pay a significant amount of our executives’ compensation in the form of equity awards, whose value is directly tied to our stock price performance. In 2010, 31% of our CEO’s total compensation was in the form of equity. Our options generally vest over five years and our RSUs vest on the third anniversary of the grant date, linking executives’ equity compensation directly to their ability to create long-term value for our shareholders. As our stock price improves, the equity awards will become more valuable to our executives.

Pay and performance.  We have designed our compensation plans to ensure a strong correlation between the pay our executives receive and the performance of the business. This provides us with a more variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. Consistent with our goal of linking pay and performance, almost 93% of our CEO’s compensation in fiscal 2010 was performance-based. That is, 62% of his fiscal 2010 total compensation was attributable to corporate profits as a percentage of revenue, and 31% was in the form of equity, whose value is dependent on our stock price performance.

The following graph illustrates our performance against two key measures of performance in fiscal 2009 and 2010 (OPBT as a percentage of revenue and revenue growth). It also shows the percent of the target bonus delivered to our executives and employees in each of these years (as determined by the formula described below under “2010 Executive Performance Incentive Plan”), which aligns with our performance.

ADI Performance Compared to Performance Incentive Payments in Fiscal 2009 and 2010

*	Fiscal 2009 and 2010 OPBT numbers are adjusted to exclude restructuring-related expenses.

Our compensation plans take into consideration our actual business results compared to the strategic performance targets we set for our business. In 2009, our performance was better than many of our peers, but because we did not achieve our target business results, we significantly reduced our bonus payments and the corresponding compensation expense. By contrast, in fiscal 2010, we made significant payments under our performance incentive plan because our fiscal 2010 ratio of OPBT to revenue, at 33%, significantly exceeded our target ratio of OPBT to revenue of 22.5%. In addition, in fiscal 2010, our total shareholder return (defined as share price appreciation plus dividends paid) was 35%.

We also use an assessment of our business results relative to our peers to ensure that our performance targets are appropriately calibrated. In fiscal 2010, our Compensation Committee’s independent consultant, Pearl Meyer & Partners (PMP) conducted an analysis which compared our performance against our peers, including financial metrics for revenue growth and operating profits. Based on that analysis, our Compensation Committee believes that our performance targets are appropriately calibrated given our performance relative to our peers.

Compensation Program Highlights and Changes

For fiscal 2010, we believe our compensation programs delivered payments commensurate with a year of record profitability. Below are the highlights of our executive compensation program for 2010:

•	Elements of our Compensation Program. We have designed our executive compensation program to be substantially performance-based. Our executives’ compensation consists primarily of base salary, short-term cash incentive awards, and long-term equity incentive awards.

•	Base Salary. For fiscal years 2009 and 2010, we froze the salaries of our employees, including our executives, due to the economic uncertainty associated with the recession.

•	Short-Term Cash Incentive Awards. Our performance incentive plan is broad-based and applies to all employees and executives alike. Since 2004, our plan has tied executive and employee pay directly to corporate performance, measured by operating profits before taxes as a percentage of revenue. The reason we selected operating profits as a performance measure is because we believe that shareholders value higher profitability levels, and so we designed our performance incentive plan to reward the achievement of that goal. Our plan is designed to provide us with a variable cost structure which reduces compensation expenses when profit levels are low and pays more when profit levels are higher. We cap bonus payments under our performance incentive plan at three times the target payout. Our executive performance incentive plan is identical to our employee performance incentive plan, with the addition of an individual payout factor, based on individual performance, which can increase an executive’s bonus payment under certain circumstances. In 2010, no executive received such an increase, despite our superlative business results.

During the economic recession, we did not reduce our target performance goals needed to achieve a threshold payout under the plan. Instead we retained the same robust profitability thresholds that we had set in prior years during stronger economic conditions. In fiscal 2009, when we achieved profitability levels of only 17% of revenue compared to a target of 22.5% (for a payout at 100%), the plan paid out at 41% of target. In fiscal 2010, due to improving economic conditions and the expense control measures we implemented, we delivered record operating profits as a percentage of revenue of 33%, compared to a target of 22.5% (for a payout at 100%). As a result, our plan paid out above target to all of our employees, including executives. Our Compensation Committee believes our performance incentive plan has been instrumental in significantly increasing our profit margins, rewarding our employees for operating results that align with shareholder interests, and increasing the percentage of our compensation expense that is variable rather than fixed, ensuring that we have flexibility during poor business conditions.

•	Long-Term Equity Incentives. Every year we grant equity awards broadly among our employee population. As a group, our NEOs received only 14% of all equity awards made to our employees in fiscal 2010. We use a mix of stock options and restricted stock units (RSUs) to reward long-term value creation and to recognize sustained contribution to ADI. Our equity awards have significant vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over five years and our RSUs generally vest on the third anniversary of the date of grant. We set a goal each year to keep the shareholder dilution related to our equity ownership program to a certain percentage. Our 2010 gross dilution percentage was 1.8% compared to 5.2% for our peer group.

•	Pay Practices. We do not use many common pay practices that are considered to be unfriendly to shareholders. For example, we do not provide extensive perquisites to our executives. We have eliminated excess parachute payment tax gross-up provisions from all future executive compensation arrangements and our CEO is not eligible to receive any such tax gross-up payments. We have no guaranteed salary increases or non-performance-based bonuses. We do not pay dividends on unvested equity awards.

•	Consultant Independence. Our Compensation Committee’s independent consultant is retained directly by the Compensation Committee, provides no other services for ADI, and has provided the Committee with a written attestation of its independence from ADI.

•	Risk Assessment. Our Compensation Committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. In addition, in fiscal 2010, our Compensation Committee asked its compensation consultant, PMP, to conduct an independent risk assessment of our executive compensation program. Based on these reviews and assessments, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking (see “Risk Considerations in our Compensation Program” below).

•	Recent Changes. For fiscal 2011, we amended our performance incentive plan for all employees to include a revenue growth element. We believe this will encourage executives and employees alike to focus on growth as well as profitability, which we believe are important to our shareholders. Payments under the plan for fiscal 2011 will be awarded as follows: 50% based on the achievement of specified profitability goals and 50% based on the achievement of specified revenue growth targets. With these changes to our performance incentive plan, our executive compensation program is now tied to three distinct corporate performance metrics: profitability as a percentage of revenue, year over year revenue growth, and stock price appreciation. We believe this plan enhancement further aligns management and shareholder interests.

Compensation Processes and Philosophy

Our Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives:

•	First, encourage and reward our executives for their contributions to ADI’s performance and shareholder value by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance.

•	Second, ensure that our executive compensation is competitive by targeting the total compensation of our CEO at approximately the 75th percentile and of our non-CEO executives at approximately the 50th percentile of our peer group at the target level of performance described below.

The Committee believes that the 75th percentile is an appropriate target level for our CEO’s total direct compensation both because Mr. Fishman is one of the most experienced and qualified chief executive officers in the semiconductor industry and because a large majority of his total compensation is performance-based.

The actual total compensation percentile may vary depending on our financial performance, each executive’s individual performance and importance to ADI, or internal equity considerations among all senior executives. Our CEO’s compensation and its comparison to the peer group is described in detail below under “— Agreements with our Chief Executive Officer.”

Our Compensation Committee has retained Pearl Meyer & Partners (PMP) as its independent compensation consultant. In 2009, our Compensation Committee worked directly with PMP to develop recommendations for our Chief Executive Officer’s compensation, which are reflected in his employment agreement. The Committee asks PMP each year to review and make recommendations regarding the compensation of our other executive officers as well. Each year, our Compensation Committee reviews the non-CEO executives’ achievement of Company and individual objectives and receives the CEO’s recommendations about the compensation of those executives based on their achievement of those objectives. While the Compensation Committee is solely responsible for approving executive compensation, our Vice President of Human Resources and other members of our human resources department support the work of the Committee and PMP. In addition, at the request of the Compensation Committee, our CEO meets periodically with the Committee regarding the design of our compensation programs. The Compensation Committee also meets periodically in executive session without management present.

In making its compensation determinations, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee selects peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, and are similar to ADI in their product and services offerings, revenue size and market capitalization. In general, our peer companies have similar products and services, have revenues between 1/2 to 2 times our revenue, and have a market capitalization between 1/3 and 3 times ours. Some companies in our peer group fall outside this selection range and we include them in the peer group because they have similar product and services offerings as ADI, they are direct competitors of ADI, we compete with them for talent and they include ADI in their own peer group.

Below is the peer group the Committee used in fiscal 2010 to evaluate compensation:

2010 Peer Group

•	Broadcom Corp.
•	Cypress Semiconductor Corp.
•	Linear Technology Corp.
•	LSI Corp.
•	Marvell Technology Group Ltd.
•	Maxim Integrated Products
•	National Semiconductor Corp.
•	ON Semiconductor
•	Texas Instruments Inc.
•	Xilinx, Inc.

For officers in positions for which the 2010 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed PMP’s 2010 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 15 semiconductor companies, which were considered the peer group for these officers. The CHiPS survey is published by the survey division of PMP, which is a separate business unit from the consulting division we use for executive compensation consulting services. The Compensation Committee also reviewed Radford’s 2010 Executive and Senior Management Total Compensation Survey.

Components of Executive Compensation

Our compensation program includes both incentive and retention-related compensation components. Annual compensation for our executive officers consists of the following principal elements:

•	Base salary

•	Annual performance-based cash incentive awards, which vary year to year based on our performance

•	Equity compensation in the form of stock options and restricted stock units, whose value is tied to our long-term stock price performance

•	Retirement and other employee benefits

Base Salary

For fiscal 2010, due to widespread economic uncertainty in the United States, we froze employee and executive salaries at 2008 levels for the second consecutive year. As a result, none of our NEOs received a salary increase in fiscal 2010. The Compensation Committee maintained Mr. Fishman’s salary at the same level as it has been since 2005 because the Committee decided that any increase in Mr. Fishman’s compensation should be in the form of performance-based compensation. For fiscal 2011, we reviewed base salaries in the context of competitive position and improving economic conditions.

What is the purpose of the base salary element of our executive compensation program?

The base salary element of our executive compensation program is designed to attract excellent candidates and provide a stable source of income. We generally set base salaries at slightly below the 50th percentile of our peer group, with the assumption that if we achieve our profitability target levels, the executive will receive total cash compensation at or above the 50th percentile of our peer group.

The salaries for all of our NEOs in fiscal 2010 appear in the Summary Compensation Table below.

2010 Executive Performance Incentive Plan

In December 2009, the Compensation Committee approved the terms of the 2010 executive performance incentive plan and set the performance targets for the entire year at the same levels as the 2009 executive performance incentive plan. All executive officers, including our NEOs, participated in the 2010 executive performance incentive plan. We calculated and paid bonuses under the 2010 plan (other than for Mr. Fishman) as follows:

Base Salary	X	Individual Target Bonus Percentage	X	Bonus Payout Factor	X	Individual Payout Factor	=	Bonus Payout

Mr. Fishman is not eligible for the additional Individual Payout Factor for the reasons described below under Individual Payout Factor. His bonus is calculated using only the Bonus Payout Factor used for all other employees. For purposes of this calculation, the Bonus Payout is calculated on a quarterly basis (using base salary for that quarter) and paid semi-annually following the end of the second and fourth fiscal quarters. The Individual Payout Factor is applied only at the end of the year to the sum of the four quarterly bonus payout amounts, if the Compensation Committee considers the adjustment to be appropriate.

What is the purpose of the performance-based cash element of our executive compensation program?

The performance-based cash element of our executive compensation program is designed to reward (a) short-term (annual) Company performance measured by operating profitability before taxes (OPBT) as a percentage of revenue, and (b) extraordinary individual performance by providing an opportunity to increase the executive’s bonus by up to an additional 30% if the executive achieves extraordinary business results. In 2010, no executive received this additional amount because our Compensation Committee determined that our unadjusted performance incentive payments appropriately rewarded our executives for our business performance.

Individual Target Bonus Percentages.  The Compensation Committee established the following target bonuses, as a percentage of base salary, for the NEOs for fiscal 2010. These targets remain unchanged from fiscal 2009:

Mr. Fishman — 160%

Mr. Zinsner — 75%

Mr. Marshall — 75%

Mr. McAdam — 75%

Mr. Roche — 75%

The Committee set these target bonus percentages for two reasons:

•	First, to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance, and

•	Second, to provide the executives with a performance-based opportunity to achieve total compensation (consisting of salary, bonus and equity award) at approximately the 50th percentile of the peer group for our non-CEO executives and at approximately the 75th percentile for our CEO.

Mr. Fishman’s target was set at 160% (which is the same as it was in 2009) under the terms of his employment agreement described below. The Compensation Committee selected 160% as Mr. Fishman’s performance target to tie the majority of his compensation directly to Company performance. The Compensation Committee maintained the target bonus percentages for the other NEOs at the same levels as in 2009 because their total cash compensation was within the ranges of total cash compensation at the 50th percentile in our peer group.

Bonus Payout Factor.  For fiscal 2010, as in prior years, we based the Bonus Payout Factor on our OPBT (operating profit before taxes) as a percentage of revenue for the applicable quarterly bonus period. The OBPT targets are equally applicable to our executives and all of our non-executive employees.

Why did we select OPBT as the performance measure for our Executive Performance Incentive Plan?

We selected OPBT as a measure of Company performance in 2004 because we believe that shareholders value higher profitability levels and we wanted our performance incentive plan to reward the achievement of that goal. Because profitability encompasses both revenue and expense management, we believe our OPBT goals encourage our executives to take a balanced approach in managing our business. In addition, payments based on OPBT are not fixed costs, but are variable and paid only if we reach a certain threshold of profitability. The Compensation Committee considers operating profit “before taxes” because our executives cannot predict or directly affect our taxes or our tax rate.

The Compensation Committee may adjust the OPBT metric in its sole discretion to include or exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The reason for excluding these items is to prevent payments under the plan from being adversely or advantageously affected by one-time events. In other words, the Compensation Committee does not want to (a) deter our executives from taking an action that is beneficial for ADI but that would adversely impact his or her bonus payment or (b) encourage actions that are detrimental to ADI but that would increase an executive’s bonus payment. We believe the plan has been successful in creating a performance-based pay program which aligns compensation with business results.

The Compensation Committee typically reviews and approves the Company’s annual compensation targets before the beginning of each fiscal year, and they are not re-set during the year, regardless of Company performance or economic conditions. For example, in the first quarter of 2009, in the midst of the general economic recession, the Committee did not lower our performance targets and participants were not paid a bonus because we did not achieve the threshold profitability level. While the OPBT targets are set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to Base Salary for that quarter, and pay the bonus amounts on a semi-annual basis following the end of the second and fourth quarters.

During fiscal 2010, the following table sets forth the Bonus Payout Factor for each quarter during fiscal 2010:

Company Performance (OPBT/Revenue)	Achievement Level	Bonus Payout Factor

15%	Below Target	0%
22.5%	Target	100%
31%	Exceeds Target	200%
36%	Maximum	300%

How did we select the targets and payout amounts?

We selected the OPBT targets based on what we determined were acceptable profit margins in the semiconductor industry. We do not pay a bonus on profit margins below 15% and we cap bonuses for profit margins above 36%. The Compensation Committee determined that, given historical profit margins in the semiconductor industry, profit margins below 15% would not warrant a bonus and profit margins above 36% would warrant an exceptional bonus factor of 300%.

If in any quarter Company OPBT exceeds the target level, the bonuses increase from 100% up to a cap of 300% so that as OPBT increases over the target level, the bonus payout factor increases correspondingly.

For fiscal 2010, ADI’s actual OPBT and Bonus Payout Factor for each quarter were as follows:

Period	2010 OPBT/Revenue	Bonus Payout Factor

Q1	27.5%*	159%
Q2	32.0%	220%
Q3	34.9%	278%
Q4	37.1%	300%

*	The OPBT for the first quarter of fiscal 2010 was calculated excluding restructuring-related expenses associated with our expense reduction efforts in the first quarter. If we had included those restructuring-related expenses, the first quarter OPBT would have been 24.7%. Our Compensation Committee believes this limited exclusion was necessary because we do not expect these expenses to be ongoing future operating expenses and excluding them provides a more appropriate comparison of our current operating performance to our past operating performance.

For fiscal 2010, our OPBT for the year was above target at 33%, resulting in an annual payout factor of 239%. In comparison, in fiscal 2009 our OPBT for the year was below target at 17% of revenue, resulting in an annual payout factor of only 41%.

Individual Payout Factor.  Each participant in the 2010 executive performance incentive plan, other than Mr. Fishman, was also eligible to have his or her award under this plan increased by an additional Individual Payout Factor. Mr. Fishman is not eligible for the additional Individual Payout Factor because the Compensation Committee believes that his performance and the performance of ADI are so closely tied together that his compensation should be based strictly on the overall performance of ADI. As a result, Mr. Fishman’s bonus is calculated using only the Bonus Payout Factor used for all other ADI employees. By contrast, the Compensation Committee believes there are situations where it would be appropriate to reward other executives for superior individual performance or superior performance within that executive’s particular business unit, regardless of ADI’s overall performance.

The Individual Payout Factor can increase the calculated bonus payment for executives by up to 30% (subject to the 300% of target cap described earlier) based on superior business performance attributable to the executives’ individual efforts. At the end of the fiscal year, our CEO reviews and assesses the performance of each NEO with respect to his goals and makes recommendations to the Compensation Committee. The Committee then, in its discretion, determines whether there is extraordinary performance justifying the application of an Individual Payout Factor for the NEO. In evaluating whether ADI and the individual have achieved extraordinary business performance, the Compensation Committee may consider, among other things, the significant overachievement of revenue and profitability goals for the executives’ respective businesses under our annual business plan, as well as the achievement of extraordinary individual non-financial results that contributed positively to our performance.

For fiscal 2010, the Compensation Committee determined that the quarterly Bonus Payout Factors appropriately reflected our business performance and made no further adjustments to any NEO’s compensation using the Individual Payout Factor. The actual bonus payments for the NEOs under the 2010 executive performance incentive plan appear in the Summary Compensation Table below.

2011 Executive Performance Incentive Plan.  In October 2010, the Compensation Committee approved the terms of the 2011 executive performance incentive plan and added a revenue growth element to the plan. Under the 2011 plan, 50% of payout amounts will be based on OPBT as a percentage of revenue and 50% will be based on revenue growth compared to the same period in the prior year.

50% of Bonus Based
on OPBT/Revenue	Bonus Payout Factor

15%	0%
22.5%	100%
31%	200%
36%	300%

50% of Bonus Based
on Revenue Growth	Bonus Payout Factor

0%	0%
10%	100%
20%	200%
30%	300%

Achievement of the Bonus Payout Factor and Individual Payout Factor for fiscal 2011 will be determined based on fiscal 2011 performance.

Why did we change our Executive Performance Incentive Plan for fiscal 2011?

In 2004, we structured our executive performance incentive plan to encourage our executives to improve operating profits as a percentage of revenue, measured by OBPT, because we believe shareholders value higher profitability levels. Since 2004, our profitability levels improved significantly and ultimately exceeded most of our competitors. As a result, in fiscal 2010, our performance incentive plan paid out at near record levels and approached the cap on payouts. Our Compensation Committee considers the performance incentive plan to be a success because it accomplished the goal of improving our profitability and added a significant variable component to our compensation cost structure, enabling us to pay more when we achieve our performance goals and less when we do not. For fiscal 2011, we added a revenue growth element to the plan in order to encourage focus on top line growth as well as profits as a percentage of revenue. We believe that this additional metric will further align our employees’ compensation with shareholder interests because revenue growth should improve earnings and stock price performance.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive semiconductor industry.

What is the purpose of the equity component of our executive compensation program?

The equity component of our executive compensation program is designed to (a) attract excellent candidates, (b) reward long-term (multi-year) Company performance, measured by stock price appreciation, (c) align executive and shareholder interests, and (d) promote long-term retention. Our Compensation Committee selected stock price performance as the primary performance measure of our long-term incentive program because it felt that other measures of Company performance were too difficult to target and predict over the same five-year vesting period it uses for stock options and three-year vesting period it uses for RSUs. The Committee also believes that stock price appreciation is an indicator that the market has responded positively to our efforts to improve our long-term operating results.

Our equity awards to our executives and other employees eligible to receive them are generally comprised 50% of stock options that vest over five years and 50% of RSUs that vest in full on the third anniversary of the grant date.

Why do we use a mix of stock options and RSUs in our equity compensation program?

We use stock options that vest over five years as a way to reward long-term value creation and RSUs that vest in full on the third anniversary of the grant date in order to recognize sustained contribution to ADI. In addition, in a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believed would be useful in retaining talented executives in uncertain economic times. This mix of stock options and RSUs is a common practice among our peer group. And, consistent with our Compensation Committee’s desire to tie pay to performance, the value of both of these awards is directly tied to the long-term performance of our stock price.

We believe that meaningful vesting periods encourage recipients to remain with ADI over the long term. Because the value of the awards is based on our stock price, stock options and RSUs encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and shareholder return. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We set a goal each year to keep the shareholder dilution related to our equity ownership program to a certain percentage. This dilution percentage is calculated as the total number of shares of common stock underlying new option grants made during the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. For fiscal 2010, our gross dilution percentage was 1.8%, which compared to 5.2% for our peer group. We set the fiscal 2011 maximum gross dilution percentage related to our option program at 2.0%, which remains unchanged from fiscal 2010.

The size of the equity awards approved by our Compensation Committee for our executives are reflective of the executive’s individual responsibilities and where that person is in his or her career with ADI. In fiscal 2010, the Compensation Committee authorized grants of stock options and RSUs to our NEOs, as follows:

Name of Executive	Stock Options		Restricted Stock Units

Mr. Fishman	0		160,000	*
Mr. Zinsner	0	**	0	**
Mr. Marshall	47,500		12,825
Mr. McAdam	47,500		12,825
Mr. Roche	47,500		12,825

*	As described in last year’s proxy statement, as an incentive to extend the term of his employment through fiscal 2012, Mr. Fishman received a grant of 160,000 RSUs in January 2010 under the terms of his amended employment agreement. We expect this equity award will be the only equity award Mr. Fishman will receive during the remaining years of his employment agreement (2010 through 2012). When designing Mr. Fishman’s amended employment agreement, the Compensation Committee calculated one-third of the award as being earned by Mr. Fishman in each of the three years remaining in his employment period. Pro rated over three years, this amounts to 53,333 RSUs per year.

**	Mr. Zinsner did not receive a 2010 annual equity grant because he received a new hire grant of 160,000 options and 35,000 RSUs when he joined ADI in January 2009 and was not eligible to receive a new equity award until fiscal 2011.

In granting awards to Messrs. Marshall, McAdam and Roche, the Compensation Committee considered the equity compensation levels of comparable executives at our peer group, as well as the number of shares of

ADI stock and stock options that each of the executives already held. We have stock ownership guidelines which are described in the “Corporate Governance” section above.

Our Compensation Committee made no changes to the structure of our executive equity compensation program for fiscal 2011.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of highly compensated management and engineering employees are eligible to defer receipt of some or all of their cash compensation. Under our Deferred Compensation Plan, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In addition, in the United States, we contribute to our 401(k) plan on behalf all participants, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service limits. For those employees who also participate in the Deferred Compensation Plan described above, any compensation that is deferred under that plan is not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provide employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($245,000 for fiscal 2010), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is described more fully below under “— Pension Benefits.” The ADBV Executive Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Under this plan, we match employee contributions to the ADBV Executive Investment Partnership Plan, up to a maximum of 4% of their annual salary, subject to limits established by the Irish tax authorities.

Why do we offer these specific retirement and pension benefits?

We established the 401(k) plan described above to provide to our higher-paid employees the same employee matching contribution that we offer all of our other employees, to the extent their compensation levels exceed the IRS 401(k) contribution limits. We offer the Deferred Compensation Plan described above to give the eligible participants the opportunity to save for retirement on a tax-deferred basis. Our Analog Devices B.V. Executive Pension Plan and our ADBV Executive Investment Partnership Plan are consistent with defined-benefit pension plans and defined-contribution plans commonly offered in Ireland. The Compensation Committee believes that each of these benefits is important to the competitiveness of our overall compensation program.

Limited Perquisites

We have never awarded extensive perquisites. The only perquisites that we generally provide to our executives are automobiles for Messrs. Marshall and McAdam and financial, tax and estate planning services on an after-tax basis for Mr. Fishman. These items are detailed in the Summary Compensation Table below.

Why do we offer these additional benefits?

Automobile benefits are a common market practice in Ireland. We feel the benefit is an important part of our compensation program and is intended to enable us to remain competitive for industry talent in that region. We believe that financial, tax and estate planning services are important benefits that enable Mr. Fishman to effectively use the compensation we pay him. We do not offer many common perquisites offered by other companies, such as the use of corporate aircraft, club memberships, or commuting expenses.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. In addition, we expect to implement a clawback policy in fiscal 2011 in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy this year that may require amendment next year after the SEC regulations are released.

Agreements with our Chief Executive Officer

On January 14, 2010, as disclosed in last year’s proxy statement, ADI and Mr. Fishman entered into an amended and restated employment agreement that amends his 2005 employment agreement and extends the period of Mr. Fishman’s employment from November 14, 2010 to October 28, 2012.

In establishing the terms of the amended employment agreement, the Committee, with the assistance of PMP, reviewed the total compensation packages of chief executive officers in our peer group. The Committee determined, based on this review, that Mr. Fishman’s annual total direct compensation under the amended employment agreement (consisting of base salary, annual bonus and annual additional bonus at target, and one-third of the RSUs) would be in the 75th percentile of the comparable total direct compensation of chief executive officers in our peer group. The Committee believes that the 75th percentile is an appropriate level for Mr. Fishman’s total direct compensation both because Mr. Fishman is one of the most experienced and qualified chief executive officers in the semiconductor industry and because a large majority of Mr. Fishman’s total compensation is intended to be performance-based.

Why did we enter into a new employment agreement with Mr. Fishman?

Mr. Fishman’s prior employment agreement was due to expire in November 2010. The Board of Directors determined that extending Mr. Fishman’s term as ADI’s President and Chief Executive Officer for an additional two years was in the best interest of ADI and its stockholders because of Mr. Fishman’s successful leadership of ADI over the past two decades and his deep experience in the semiconductor industry.

Under the amended employment agreement, Mr. Fishman will continue to receive, until October 28, 2012, a base salary of $930,935, an annual bonus target percentage of 160% of his annual base salary, and an additional annual bonus equal to his annual bonus multiplied by two, not to exceed $5 million in any year. Under the amended employment agreement, to incent Mr. Fishman to extend his term of employment through fiscal 2012, we also granted Mr. Fishman in January 2010 an award of 160,000 RSUs under our 2006 Stock Incentive Plan. These RSUs vest in a single installment on January 15, 2013 or upon the occurrence of certain events described below.

How was our CEO’s compensation calculated for fiscal 2010?

Mr. Fishman’s cash compensation in fiscal 2010 consisted primarily of:

•	$930,935 in base salary, which has remained unchanged since 2005,

•	$3.6 million in performance incentive payments under our 2010 performance incentive plan, which is applicable to all ADI employees and which paid out above target for the year because of our superior operating results,

•	$5 million in long-term incentive bonus, which was entirely performance-based and calculated by multiplying Mr. Fishman’s annual bonus amount by two, but capped at $5 million under the terms of his long-term retention agreement, and

•	160,000 RSUs, which vest on the third anniversary of the grant date and are intended to cover the remaining term of his employment agreement (2010 through 2012). We do not expect to make any other equity awards to Mr. Fishman during the remainder of his employment period.

The $9.5 million in cash compensation described above is a 235% increase over Mr. Fishman’s cash compensation in fiscal 2009. The increase is entirely attributable to ADI’s performance in fiscal 2010 compared to fiscal 2009. During the year, our profitability doubled over fiscal 2009 levels and we exceeded our fiscal 2010 OPBT target by 47%. As a result, our performance incentive plan paid out at 239% of target. ADI’s performance is in large part attributable to actions taken to fundamentally improve our cost structure and better align our organization with our customers and end markets. As a result, all ADI employees participating in the performance incentive plan, received bonus awards that exceeded target levels. As with all ADI employees, Mr. Fishman’s employment arrangement pays out at high levels when ADI performs well and at lower levels when we do not perform as well.

How does our CEO’s compensation track against Company performance measured by OPBT?

Our CEO’s compensation increases and decreases as our operating profits before taxes (OPBT) increase and decrease. OPBT is the strategic performance metric under our performance incentive plan for fiscal years 2008 through 2010.

	2008	2009	2010

Total CEO Compensation	$6,458,261	$2,937,368	$11,086,788 *
Actual OPBT**	24%	17%	33%
Bonus Payout Factor	122%	41%	239%

*	This amount is Mr. Fishman’s total compensation as reflected in the Summary Compensation Table, minus two-thirds of the value of his RSU grant. The grant date fair value of Mr. Fishman’s RSUs was $4,264,000. When designing Mr. Fishman’s amended employment agreement, the Compensation Committee calculated one-third of that award as being earned by Mr. Fishman in each of the three years of his amended agreement. Pro rated over three years, the amount attributable to this award for fiscal 2010 is $1,421,333. We expect this will be the only equity award he will receive during the remaining term of his amended employment agreement.

**	Calculated based on operating profits before taxes, excluding restructuring-related expenses, as a percentage of revenue. Our target OPBT for each year was 22.5%.

Under the terms of Mr. Fishman’s 2007 executive retention agreement, because he was still employed by ADI on November 14, 2010 (the end of his original employment period), we credited Mr. Fishman’s account in our Deferred Compensation Plan (DCP) with an amount equal to $14,534,066, the aggregate retention bonuses earned by him under the 2007 agreement, which covered a period of three years, less withholding taxes. As provided in the 2007 retention agreement, this compensation will not be payable to him until the later of six months after termination of his employment or the first day of the fiscal year after termination of his employment. Because Mr. Fishman’s employment period has been extended under his amended employment agreement, his access to these amounts has been deferred longer than originally anticipated. As a result, the amended employment agreement provided that after November 14, 2010, we will credit to Mr. Fishman’s DCP account the difference, if any, between (a) the amount actually earned on Mr. Fishman’s DCP account allocated to the money market account investment option, and (b) the amount that would have been earned on those amounts at the mid-term applicable federal rate in effect at the beginning of the applicable year. The mid-term applicable federal rate set by the IRS for 2011 is 1.53%. Commencing with fiscal 2011, Mr. Fishman’s additional annual bonus will no longer be deferred but will instead be paid to Mr. Fishman semi-annually, consistent with our bonus plan for all employees.

If, prior to the end of the employment period, Mr. Fishman’s employment with ADI is terminated by ADI without “cause” or by Mr. Fishman for “good reason,” (as each term is defined in the amended employment agreement), then Mr. Fishman will receive:

•	his accrued but unpaid base salary and vacation pay; his actual annual bonus and additional bonus for the quarter in which the termination occurs; the amount of base salary and annual bonus he would have received (at target) over the remaining balance of the employment period; continued medical and dental benefits (or estimated costs of those benefits) through the remaining balance of the employment period; and a severance payment equal to the amount of his annual base salary and target annual bonus; and

•	acceleration of all outstanding equity awards.

In exchange for this severance payment, Mr. Fishman will perform up to two days of consulting services per week for up to 12 months following termination of his employment under certain circumstances. During this period, he will not be eligible to receive any additional compensation from ADI.

If this termination were to occur following a change in control, Mr. Fishman would be entitled to receive the greater of the benefits described above or the amounts that would be payable under his change in control retention agreement described below under “— Change in Control Retention Agreements.” If termination were to occur by reason of death or disability, Mr. Fishman (or his estate) would receive his annual bonus and additional bonus for the quarter in which the termination occurs, and the vesting of the RSUs awarded under the amended employment agreement would accelerate. If termination were to occur at the end of the employment period, Mr. Fishman would receive an amount equal to his then annual base salary plus the annual bonus he would have received (at target) for fiscal 2012. In exchange for this severance payment, Mr. Fishman will perform certain consulting services for ADI. Also, under his amended employment agreement, Mr. Fishman will not compete with ADI during the employment period and for two years following the employment period.

ADI and Mr. Fishman also amended the 2007 retention agreement to eliminate the provision under which ADI had previously agreed to indemnify Mr. Fishman for any excess parachute payment tax payable in connection with a change in control of ADI.

Severance, Retention and Change in Control Benefits

We enter into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. See “— Change in Control Retention Agreements” below for additional information about these agreements.

Why do we offer these change in control benefits?

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the basis for selecting the events that trigger payments under the agreements. The Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2010, the Compensation Committee asked PMP, its compensation consultant, to review our severance, retention and change in control arrangements and PMP determined that those arrangements were consistent with prevalent market practice. We have eliminated excess parachute payment tax gross-up provisions from all future change in control retention agreements and under his new employment agreement, our CEO has agreed to eliminate his prior right to receive any such tax gross-up payments.

In addition, under our 2006 Plan, in the event of a change in control, all of our employees, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, the employee is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Risk Considerations in our Compensation Program

Our Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer & Partners (PMP). In addition, our Compensation Committee asked PMP to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of ADI’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly operating profit before taxes (OPBT) targets. For long-term performance, our stock option awards generally vest over five years and our restricted stock units generally vest in full on the third anniversary of the grant date. Their value is exclusively dependent on our stock price performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Because OPBT has been the performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability. If we are not profitable at a reasonable level, there are no payments under the bonus program.

•	We recently added a second component to our performance incentive program to complement the OPBT element. Effective for fiscal 2011, 50% of our bonus awards will be based on revenue growth and 50% will be based on OPBT. With this change, our bonus program is now designed to reward both corporate profitability and revenue growth, our primary strategic business goals for fiscal 2011.

•	We believe that our focus on both OPBT and revenue growth through our cash bonus program, and stock price performance through our equity compensation program provides a check on excessive risk taking. That is, even if our executives could inappropriately increase OPBT or revenue by excessive expense reductions, abandoning less profitable revenue sources or inappropriate revenue enhancements, this would be detrimental to ADI in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease OPBT and the value of their cash bonus payments.

•	Our OPBT and revenue targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance incentives depending on a person’s position in ADI or his or her business unit. For example, we believe a person in our most profitable business line is not encouraged to take more risk than someone in a less profitable business line.

•	We cap our cash bonus at 300% of the OPBT and revenue targets, which we believe mitigates excessive risk taking. Even if we dramatically exceed our OPBT or revenue targets, bonus payments are limited. Conversely, we have a floor on the OPBT target so that profitability below a certain level will result in no bonus payments, regardless of revenue growth levels. We believe this avoids incentivizing management to drive sales levels without regard to cost structure.

•	We have strict accounting policies and internal controls over the measurement and calculation of OPBT and revenue. For example, we do not recognize product revenue until our distributors sell those products to their customers. As a result, our product revenue fully reflects end customer purchases and is not impacted by distributor inventory levels. In addition, all of our employees are required to take training on our Code of Conduct, which covers among other things, accuracy of our books and records.

•	We have stock ownership guidelines, which we believe provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of ADI stock price performance.

•	We have equity award grant date guidelines that require our equity awards be granted at specified, pre-determined times, so the equity component of our compensation program cannot be timed or coordinated with the release of material information.

Equity Award Grant Date Policy

In 2006, the Compensation Committee adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees:

•	New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that the NYSE is open). The exercise price of all new hire stock options equals the closing price of our common stock on the grant date.

•	Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at one or more meetings held after we file our Annual Report on Form 10-K and before December 31. The grant date of all annual awards is the 2nd business day following January 1 that the NYSE is open. The Compensation Committee has decided to fix the grant date of the annual awards in early January because it follows the conclusion of both our year-end financial reporting cycle and our worldwide annual employee compensation review process. This allows us to complete in a timely and efficient manner the numerous administrative and accounting requirements associated with the annual awards. The exercise price of all annual stock option awards equals the closing price of our common stock on the grant date.

•	Other Grants: All other awards granted to existing executive officers and employees throughout the year (“off-cycle awards”) have a grant date of either: (1) the 15th day of the month (or the next succeeding business day that the NYSE is open) in which the award is approved, if the approval occurs before the 15th, or (2) the 15th day of the following month (or the next succeeding business day that the NYSE is open), if the approval occurs on or after the 15th day of the month. The exercise price of all off-cycle stock option awards equals the closing price of our common stock on the grant date.

•	Foreign Registrations. Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that the NYSE is open) following the effective date of that registration or approval.

•	Blackout Periods: We do not grant off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end on the third business day after we announce our quarterly earnings.

We describe the equity award grant date policy for our non-employee directors above under Director Compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the other executive officers whose compensation is required to be disclosed to our shareholders under the Securities and Exchange Act of 1934 by reason of being among our most highly compensated officers (excluding the chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically. In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of ADI and our shareholders, after taking into consideration changing business conditions and the performance of our employees.

Our NEOs also have change in control retention agreements which contain provisions regarding Section 280G of the Internal Revenue Code. As described above, in connection with the execution of Mr. Fishman’s amended 2010 employment agreement, Mr. Fishman agreed to eliminate his prior right to seek indemnification from ADI for the excise tax on excess parachute payments in the event of a change in control.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with U.S. generally accepted accounting principles.

Summary Compensation

The following table contains certain information about the compensation that our CEO, CFO and three other most highly compensated executive officers earned in fiscal 2010, 2009 and 2008.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)		($)

Jerald G. Fishman	2010	930,935	—	4,264,000	—	3,587,396	—	5,147,124	(6)(8)	13,929,455
President and Chief	2009	930,935	—	—	—	635,900	—	1,370,533	(6)(8)	2,937,368
Executive Officer	2008	930,935	—	—	—	1,812,030	—	3,715,296	(6)(8)	6,458,261
David A. Zinsner*	2010	448,269	—	—	—	810,792	—	20,800	(8)	1,279,861
Vice President, Finance	2009	363,462	—	618,800	980,112	144,087	—	224,510	(8)	2,330,971
and Chief Financial Officer
Robert R. Marshall	2010	398,580	—	376,029	370,662	715,658	615,980	117,795	(7)	2,594,704
Vice President,	2009	398,580	—	—	561,413	122,563	450,620	126,878	(7)	1,660,054
Worldwide Manufacturing	2008	394,748	—	—	395,785	359,900	—	137,175	(7)	1,287,608
Robert P. McAdam	2010	398,580	—	376,029	370,662	715,658	713,596	109,912	(7)	2,684,437
Vice President, Core	2009	398,580	—	—	561,413	122,563	570,498	120,315	(7)	1,773,369
Products and Technologies Group	2008	394,748	—	—	395,785	359,900	—	129,826	(7)	1,280,259
Vincent T. Roche	2010	390,012	—	376,029	370,662	704,497	17,670	31,201	(8)	1,890,071
Vice President,	2009	390,012	—	—	673,695	124,879	23,730	31,201	(8)	1,243,517
Strategic Market	2008	383,484	—	—	633,256	350,218	2,963	31,679	(8)	1,401,600
Segments Group

*	Mr. Zinsner became our Vice President, Finance and Chief Financial Officer effective January 12, 2009.

(1)	Represents base salary amounts earned in fiscal years 2010, 2009 and 2008, respectively. Fiscal 2010, 2009 and fiscal 2008 were all 52-week fiscal years.

(2)	These amounts represent the aggregate grant date fair value of RSU and option awards for fiscal 2010, 2009 and 2008, respectively. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and RSUs over the number of days of service required for the grant to become vested. The equity award for Mr. Fishman is intended to cover the remaining term of his employment agreement (2010 through 2012). While our Compensation Committee views this award as being earned by Mr. Fishman over the three years of his remaining employment agreement, SEC rules require us to report the full grant date fair value of the award all at once in fiscal 2010. Pro rated over three years, the amount attributable to this award for fiscal 2010 is $1.4 million.

The following table includes the assumptions we used to calculate the grant date fair value reported for fiscal years 2010, 2009 and 2008 on a grant by grant basis.

		Options/
		Restricted		Assumptions
		Stock Units	Exercise		Expected	Risk-Free	Dividend	Grant Date
	Grant	Granted	Price	Volatility	Life	Interest	Yield	Fair Value
Name	Date	(#)	($)	(%)	(Years)	Rate (%)	(%)	($)

Jerald G. Fishman	1/15/2010	160,000	—	—	—	2.440	2.762	26.65
David A. Zinsner	2/17/2009	35,000	—	—	—	1.650	4.000	17.68
	2/17/2009	160,000	20.00	47.420	5.30	1.650	4.000	6.1257
Robert R. Marshall	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	75,000	19.57	59.520	5.30	1.670	4.088	7.4855
	1/05/2010	47,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	—	—	—	2.560	2.530	29.32
Robert P. McAdam	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	75,000	19.57	59.520	5.30	1.670	4.088	7.4855
	1/05/2010	47,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	—	—	—	2.560	2.530	29.32
Vincent T. Roche	1/03/2008	80,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	90,000	19.57	59.520	5.30	1.670	4.088	7.4855
	1/05/2010	47,500	31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	—	—	—	2.560	2.530	29.32

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of stock options is computed using a Black Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 30, 2010.

(3)	We paid these amounts under the terms of our 2010 Executive Performance Incentive Plan, based on our operating profits before tax (as adjusted). Our operating profits before tax (as adjusted) for fiscal 2010 doubled over fiscal 2009 levels, so amounts paid under this plan were significantly higher than in fiscal 2009. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under this plan. Messrs. Marshall’s and McAdam’s amounts above are denominated in U.S. dollars, but we pay them in Euros. We calculate the Euro equivalent by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned.

(4)	These amounts represent the increase in pension values. The values reported do not include an aggregate decrease in the actuarial present value during fiscal 2008 for Messrs. Marshall, McAdam and Roche of $214,198, $195,452, and $76,138, respectively, under the Analog Devices B.V. Executive Pension Plan. Their pensions are denominated in U.S. dollars, but incurred in Euros. We calculated the U.S. dollar amount for fiscal 2010 using the exchange rate as of November 1, 2010, or 0.7202 Euro per U.S. dollar, for fiscal 2009 using the exchange rate as of November 1, 2009, or 0.6793 Euro per U.S. dollar, and for fiscal 2008 using the exchange rate as of November 1, 2008, or 0.7854 Euro per U.S. dollar.

(5)	Mr. Roche’s amounts listed in this column also represent the above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. In fiscal 2009 and 2008, our DCP contained a Moody’s investment option that delivered $649 and $2,963, respectively, to Mr. Roche of investment return above what SEC regulations consider the “market rate.” SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. During fiscal 2010, we did not pay above market earnings on deferred compensation. The total amount of interest (not just the above market interest) credited to Mr. Roche’s deferred compensation account in fiscal 2010, fiscal 2009 and fiscal 2008, was $602, $6,197 and $28,799, respectively. See “Non-Qualified Deferred Compensation Plan” below.

(6)	These amounts include $5,000,000, $1,271,800 and $3,624,060 in fiscal 2010, 2009 and 2008, respectively, that was payable to Mr. Fishman under his 2007 retention agreement if he remained employed by ADI through November 14, 2010, which for us is early fiscal 2011. We have credited these amounts to Mr. Fishman’s DCP account because he remained employed by ADI through this date. The amount earned in each of fiscal 2008, 2009 and 2010 is equal to two times the amount of his bonus payable under the Executive Performance Incentive Plan for that year, subject to a $5 million cap. Mr. Fishman’s annual performance incentive payment (which is based on our profitability as a percentage of revenue) increased because our profitability as a percentage of revenue for fiscal 2010 doubled over fiscal 2009 levels. See “— Agreements with our Chief Executive Officer” above.

(7)	These amounts include $79,891, $87,392 and $98,345 for Mr. Marshall and $78,252, $87,392 and $98,270 for Mr. McAdam for fiscal 2010, 2009 and 2008, respectively, which we contributed under our retirement arrangements, including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. These amounts also include $37,904, $39,486 and $38,830 for Mr. Marshall and $31,660, $32,923 and $31,556 for Mr. McAdam for fiscal 2010, 2009 and 2008, respectively, for repairs, gas, tax and insurance related to their use of Company-owned automobiles. The automobile costs are denominated in U.S. dollars but incurred in Euros. We calculated the U.S. dollar equivalent by using the average yearly exchange rate, or 0.7416 Euro per U.S. dollar for fiscal 2010, 0.7300 Euro per U.S. dollar for fiscal 2009 and 0.6700 Euro per U.S. dollar for fiscal 2008.

(8)	In addition to amounts detailed above in footnotes 6 and 7, the amounts shown in the “All Other Compensation” column are comprised of the following:

		Company				Healthcare
	Fiscal	401(k)	Payment of	Reimbursement	Relocation	Savings
Name	Year	Payments(a)	Expenses(b)	of Taxes(c)	Expenses	Account

Jerald G. Fishman	2010	$74,475	$41,619	$29,830	—	$1,200
	2009	$74,475	$12,996	$10,112	—	$1,150
	2008	$74,475	$9,763	$6,998	—	—
David A. Zinsner	2010	$19,600	—	—	—	$1,200
	2009	—	—	—	$223,360	$1,150
Vincent T. Roche	2010	$31,201	—	—	—	—
	2009	$31,201	—	—	—	—
	2008	$30,679	—	—	—	$1,000

(a)	Consists of the Company contribution into 401(k) plan accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Reimbursement for tax and estate planning and, for fiscal 2010, legal expenses of $30,219 associated with Mr. Fishman’s employment agreement. In fiscal 2009, this amount included $2,846 of expenses for excess liability insurance.

(c)	Reimbursement for taxes associated with the expenses described above in note (b).

Grants of Plan-Based Awards in Fiscal Year 2010

The following table presents information on plan-based awards in fiscal 2010 to our NEOs:

						All Other	All Other		Grant
						Stock	Option		Date
						Awards:	Awards:	Exercise	Fair Value
			Estimated Possible Payouts Under			Number of	Number of	Price of	of Stock
			Non-Equity Incentive Plan			Shares of	Securities	Option	and
			Award(1)			Stock or	Underlying	Award	Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	($ Per	Awards
Name	Date(2)	Date	($)	($)	($)	(#)(3)	(#)(4)	Share)(5)	($)

Jerald G. Fishman	N/A	—	0	1,489,496	4,468,488	—	—	—	—
	01/15/2010	12/23/2009	—	—	—	160,000	—	—	4,264,000 (6)
David A. Zinsner	N/A	—	0	336,202	1,311,188	—	—	—	—
Robert R. Marshall	N/A	—	0	298,935	1,165,847	—	—	—	—
	01/05/2010	12/23/2009	—	—	—	12,825	—	—	376,029 (6)
	01/05/2010	12/23/2009	—	—	—	—	47,500	31.62	370,662 (7)
Robert P. McAdam	N/A	—	0	298,935	1,165,847	—	—	—	—
	01/05/2010	12/23/2009	—	—	—	12,825	—	—	376,029 (6)
	01/05/2010	12/23/2009	—	—	—	—	47,500	31.62	370,662 (7)
Vincent T. Roche	N/A	—	0	292,509	1,140,785	—	—	—	—
	01/05/2010	12/23/2009	—	—	—	12,825	—	—	376,029 (6)
	01/05/2010	12/23/2009	—	—	—	—	47,500	31.62	370,662 (7)

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our 2010 Executive Performance Incentive Plan, respectively. The actual amounts we paid are based on our achievement of operating profits as a percentage of revenue of 33% compared to a target of 22.5%, and were as follows:

Actual Payout under
Non-Equity Incentive
Name	Plans for Fiscal Year 2010

Jerald G. Fishman	$3,587,396
David A. Zinsner	$810,792
Robert R. Marshall	$715,658
Robert P. McAdam	$715,658
Vincent T. Roche	$704,497

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our 2010 Executive Performance Incentive Plan. These amounts are included in the Summary Compensation Table.

(2)	Under our equity award grant date policy, the grant date of our annual equity awards is the second business day following January 1 that the NYSE is open. The award to Mr. Fishman was granted under his 2010 amended employment agreement under our 2006 Stock Incentive Plan and was not part of an annual equity award.

(3)	Represents RSUs granted under our 2006 Stock Incentive Plan. These units vest, so long as the executive continues to be employed with us, in one installment on the third anniversary of the grant date (January 5, 2013). Dividends are not payable on unvested RSUs. The award to Mr. Fishman was granted under his 2010 amended employment agreement under our 2006 Stock Incentive Plan and was not part of an annual equity award. Mr. Fishman’s units vest in a single installment on the third anniversary of the date of grant (January 15, 2013) or upon the occurrence of certain events described above under “— Agreements with our Chief Executive Officer.” We do not anticipate making any future equity awards to Mr. Fishman during the remainder of his employment period.

(4)	Represents options granted under our 2006 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(6)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the RSUs, which is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the awards granted to Messrs. Marshall, McAdam and Roche was $29.32. The grant date fair value of the award granted to Mr. Fishman was $26.65. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. The RSU award for Mr. Fishman is intended to cover the remaining term of his employment period (2010 through 2012). It does not vest, and Mr. Fishman will not receive any shares under the award, until 2013 (absent a change of control or other extraordinary event described in the CD&A above). Our Compensation Committee views this award as being earned by Mr. Fishman over each of the three years of his remaining employment period, or $1.4 million per year. However, SEC rules require us to report the full grant date fair value of the award all at once when the award was granted in fiscal 2010.

(7)	The grant date fair value of each of these options was $7.8034 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 2.560% risk free interest rate; 2.530% dividend yield; 31.330% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

After the end of fiscal 2010, on January 4, 2011, we granted the following stock options and RSUs to our NEOs. Stock options were granted at an exercise price of $37.52 per share, which was the closing price of our stock on the date of grant:

Name	Stock Options	Restricted Stock Units

Jerald G. Fishman	—	—
David A. Zinsner	45,110	10,345
Robert R. Marshall	52,630	12,070
Robert P. McAdam	52,630	12,070
Vincent T. Roche	52,630	12,070

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information with respect to outstanding stock options and stock awards held by our NEOs as of October 30, 2010:

	Option Awards				Stock Awards
						Market
		Number of			Number of	Value
	Number of	Securities			Shares or	of Shares
	Securities	Underlying			Units of	or Units of
	Underlying	Unexercised			Stock	Stock that
	Unexercised	Options (#)	Option	Option	that Have	Have Not
	Options (#)	Unexercisable	Exercise	Expiration	Not Vested	Vested
Name	Exercisable	(1)	Price ($)	Date(3)	(#)(4)	($)(5)

Jerald G. Fishman	600,000	—	44.50	12/10/2010	—	—
	13,964	—	48.27 (2)	07/18/2011	—	—
	530,000	—	41.05	01/22/2012	—	—
	500,000	—	19.89	09/24/2012	—	—
	400,000	—	45.27	12/10/2013	—	—
	400,000	—	37.70	12/07/2014	—	—
	187,500	62,500	33.41	01/04/2017	—	—
	—	—	—	—	160,000	5,387,200
David A. Zinsner	32,000	128,000	20.00	02/17/2019	28,000	942,760

	Option Awards				Stock Awards
						Market
		Number of			Number of	Value
	Number of	Securities			Shares or	of Shares
	Securities	Underlying			Units of	or Units of
	Underlying	Unexercised			Stock	Stock that
	Unexercised	Options (#)	Option	Option	that Have	Have Not
	Options (#)	Unexercisable	Exercise	Expiration	Not Vested	Vested
Name	Exercisable	(1)	Price ($)	Date(3)	(#)(4)	($)(5)

Robert R. Marshall	90,000	—	44.50	12/10/2010	—	—
	545	—	45.90	06/01/2011	—	—
	4,725	—	39.06	07/18/2011	—	—
	80,000	—	41.05	01/22/2012	—	—
	683	—	36.62	05/31/2012	—	—
	40,000	—	19.89	09/24/2012	—	—
	382	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	65,000	—	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	40,000	10,000	39.44	12/06/2015	—	—
	30,000	20,000	33.41	01/04/2017	—	—
	20,000	30,000	29.91	01/03/2018	—	—
	15,000	60,000	19.57	01/05/2019	—	—
	—	47,500	31.62	01/05/2020	12,825	431,818
Robert P. McAdam	90,000	—	44.50	12/10/2010	—	—
	545	—	45.90	06/01/2011	—	—
	4,725	—	39.06	07/18/2011	—	—
	80,000	—	41.05	01/22/2012	—	—
	683	—	36.62	05/31/2012	—	—
	80,000	—	19.89	09/24/2012	—	—
	278	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	65,000	—	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	32,000	8,000	39.44	12/06/2015	—	—
	30,000	20,000	33.41	01/04/2017	—	—
	20,000	30,000	29.91	01/03/2018	—	—
	15,000	60,000	19.57	01/05/2019	—	—
	—	47,500	31.62	01/05/2020	12,825	431,818
Vincent T. Roche	40,000	—	44.50	12/10/2010	—	—
	30,000	—	32.78	04/02/2011	—	—
	534	—	45.90	06/01/2011	—	—
	3,672	—	39.06	07/18/2011	—	—
	60,000	—	41.05	01/22/2012	—	—
	669	—	36.62	05/31/2012	—	—
	60,000	—	19.89	09/24/2012	—	—
	656	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	65,000	—	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	40,000	10,000	39.44	12/06/2015	—	—
	30,000	20,000	33.41	01/04/2017	—	—
	32,000	48,000	29.91	01/03/2018	—	—
	18,000	72,000	19.57	01/05/2019	—	—
	—	47,500	31.62	01/05/2020	12,825	431,818

(1)	The remaining unexercised options held by these officers vest, subject to continued employment, as follows:

		Jerald G.	David A.	Robert R.	Robert P.	Vincent T.
Grant Date	Vest Date	Fishman	Zinsner	Marshall	McAdam	Roche

12/06/2005	12/06/2010	—	—	10,000	8,000	10,000
01/04/2007	01/04/2011	62,500	—	10,000	10,000	10,000
	01/04/2012	—	—	10,000	10,000	10,000
01/03/2008	01/03/2011	—	—	10,000	10,000	16,000
	01/03/2012	—	—	10,000	10,000	16,000
	01/03/2013	—	—	10,000	10,000	16,000
01/05/2009	01/05/2011	—	—	15,000	15,000	18,000
	01/05/2012	—	—	15,000	15,000	18,000
	01/05/2013	—	—	15,000	15,000	18,000
	01/05/2014	—	—	15,000	15,000	18,000
02/17/2009	02/17/2011	—	32,000	—	—	—
	02/17/2012	—	32,000	—	—	—
	02/17/2013	—	32,000	—	—	—
	02/17/2014	—	32,000	—	—	—
01/05/2010	01/05/2011	—	—	9,500	9,500	9,500
	01/05/2012	—	—	9,500	9,500	9,500
	01/05/2013	—	—	9,500	9,500	9,500
	01/05/2014	—	—	9,500	9,500	9,500
	01/05/2015	—	—	9,500	9,500	9,500

(2)	On June 13, 2008, 13,964 options granted to Mr. Fishman on July 18, 2001 at an exercise price per share of $39.06 were amended to adjust the exercise price per share to $48.27.

(3)	The expiration date of each stock option award is ten years after its grant date.

(4)	RSUs granted to Mr. Zinsner vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date. RSUs granted to Messrs. Fishman, Marshall, McAdam, and Roche vest in one installment on the third anniversary of the grant date.

(5)	The market value was calculated based on $33.67, the closing price per share of our common stock on October 29, 2010.

Option Exercises and Stock Vested During Fiscal 2010

The following table contains information about the exercise of stock options by, and stock awards that vested for, each of our NEOs during our fiscal year ended October 30, 2010:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired On Vesting	Value Realized on
Officer Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Jerald G. Fishman	—	—	—	—
David A. Zinsner	—	—	7,000	198,660
Robert R. Marshall	70,000	132,864	—	—
Robert P. McAdam	110,000	194,424	—	—
Vincent T. Roche	55,000	99,618	—	—

(1)	Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. He is currently a U.S. employee and therefore is not an active member of the plan. This plan is consistent with defined-benefit pension plans commonly offered in Ireland.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or the termination date, if earlier. “Pensionable salary” at any date is the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is the period of service of the participant with us up to the earliest to occur of the following: the normal retirement date, the date of the participant’s retirement or the date on which the participant’s service with us terminates. The normal retirement date under the pension plan is the last day of the month in which a participant attains his or her 65th birthday (or 60th birthday in the case of certain executives, including Messrs. Marshall and McAdam).

Under the terms of the plan, Messrs. Marshall and McAdam will, once they reach age 60, be entitled to elect to receive their accumulated pension benefits (two-thirds of final pensionable salary). In December 2010, Mr. McAdam turned 60 and elected to defer receipt of his pension annuity under the plan but elected to receive a lump sum distribution of certain other pension benefits under the plan. For executives who retire before age 60, their benefits under the pension plan will be pro rated based on their years of service with us. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table above.

The following table sets forth the estimated present value of accumulated pension benefits for our NEOs as of October 30, 2010:

Pension Benefits for Fiscal 2010

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)(3)

Jerald G. Fishman	N/A	N/A	N/A
David A. Zinsner	N/A	N/A	N/A
Robert R. Marshall	The Analog Devices B.V.	36	2,942,416
	Executive Pension Plan
Robert P. McAdam	The Analog Devices B.V.	40	3,805,457
	Executive Pension Plan
Vincent T. Roche	The Analog Devices B.V.	5	179,828
	Executive Pension Plan

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall and McAdam by 8 years and 13 years, respectively. The additional years of service represent the prorated amount of additional service years they have earned and are entitled to under the plan. The number of credited years of service is equal to the amount of actual years of service for Mr. Roche.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam and Roche assume the benefits are paid at normal retirement age.

(3)	The assumptions and valuation methods that we used to calculate the present value of the accumulated pension benefits shown are the same as those that we use for financial reporting purposes. The calculations use a discount rate of 5.25%, a standard mortality table that assumes males live approximately 29 years after the normal retirement age of 60.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, director fees and Company matching contributions. Under our Deferred Compensation Plan, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock that were granted before July 23, 1997. We have operated the DCP in a manner we believe is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

Each year, we credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months and as otherwise required by relevant tax regulations.

Messrs. Fishman, Marshall and McAdam did not participate in the Non-Qualified Deferred Compensation Plan in fiscal 2010. The following table shows the non-qualified deferred compensation activity for Messrs. Zinsner and Roche during fiscal 2010:

Non-Qualified Deferred Compensation for Fiscal 2010

			Aggregate		Aggregate
	Executive	Analog Devices	Earnings in	Aggregate	Balance at Last
	Contributions in	Contributions in	Last Fiscal	Withdrawals	Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Year	Distribution	End
Name	($)(1)	($)	($)(2)	($)	($)

David A. Zinsner	88,428	—	96	—	88,524
Vincent T. Roche	—	—	602	—	20,678

(1)	These amounts are included in the Summary Compensation Table above in the “Salary” and “Non-Equity Incentive Plan Compensation” columns. Amounts for Mr. Zinsner include $24,092 which was earned in fiscal 2009 and credited to his deferred compensation plan account in December 2009, which is our fiscal 2010.

(2)	These amounts are excluded from the Summary Compensation Table in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2010.

Change in Control Retention Agreements

We enter into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•	within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•	within 12 months after a change in control that was not approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board:

•	a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

In addition, if payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements and in January 2010, our CEO agreed to eliminate his prior right to receive any such gross-up payments.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs, with the exception of Mr. Fishman, are calculated based upon the change-in-control retention agreements described above under “— Change in Control Retention Agreements.” Mr. Fishman’s change of control payments are described above under “Agreements with our Chief Executive Officer.”

Upon a change in control approved by the Board, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer (other than Mr. Fishman) terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following table quantifies the amount that would be payable to officers named in the Summary Compensation Table upon termination of their employment under circumstances other than those described above. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or October 30, 2010. The table does not include the accumulated benefit under The Analog Devices B.V. Executive Pension Plan or our Nonqualified Deferred Compensation Plan that would be paid to our NEOs described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the table does not include the value of vested but unexercised stock options held by each executive as of October 30, 2010. The actual amounts that would be paid out would depend on what was exercised and can only be determined at the time of the executive officer’s termination of employment.

											Termination
											by us without
											Cause or by
											the Named
											Executive
	Termination by us without Cause or by the Named Executive Officer with Good										Officer with
	Reason Following a Change in Control(1)										Good Reason		Termination by Death(2)
	David A.		Robert R.		Robert P.		Vincent T.		Jerald G.		Jerald G.		Jerald G.		Robert R.	Robert P.
	Zinsner		Marshall		McAdam		Roche		Fishman		Fishman		Fishman		Marshall	McAdam

Cash Severance	$1,345,500	(3)	$1,191,754	(3)	$1,191,754	(3)	$1,166,136	(3)	$2,783,496	(4)	$2,792,805	(5)	—		—	—
Cash Bonus	$1,578,504	(6)	$1,691,546	(6)	$1,691,546	(6)	$1,635,506	(6)	$8,328,219	(4)	$4,468,488	(5)	—		—	—
Value of Accelerated Vesting of Stock Awards(7)	$2,692,520		$1,493,193		$1,493,193		$1,730,073		$5,403,450		$5,403,450		—		—	—
Cash Retention Payment	—		—		—		—		$9,347,037	(8)	$9,347,037	(8)	$14,895,858	(9)	—	—
Incremental Pension Benefit(10)	—		—		—		—		—		—		—		$398,123	$398,123
Value of Medical and other Benefits	$27,282	(11)	$8,770	(11)	$8,958	(11)	$31,900	(11)	$19,800	(12)	$19,800	(13)	—		—	—
Excise Tax Gross up(14)	$59,451		—		—		$28,770		—		—		—		—	—
Total	$5,703,257		$4,385,263		$4,385,451		$4,592,385		$25,882,002		$22,031,580		$14,895,858		$398,123	$398,123

(1)	The benefits shown above are also payable if the executive officer voluntarily leaves within 12 months after a change in control that is not approved by our board of directors.

(2)	Mr. Fishman also receives these benefits in the event of termination due to disability.

(3)	Based upon a multiplier of 299% of the executive officer’s base salary.

(4)	Under his amended employment agreement, after a change in control, Mr. Fishman is eligible to receive severance amounts under his employment agreement or change in control retention agreement, whichever is greater. The amounts shown are based upon his change in control retention agreement and represent 299% of Mr. Fishman’s annual base salary and cash bonuses awarded in the prior four fiscal quarters.

(5)	Includes amounts that would have been payable during the remaining two year term of the amended 2010 employment agreement plus a payment equal to his annual base salary and target annual bonus.

(6)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding his termination.

(7)	The value of accelerated unvested options as of October 30, 2010 is calculated by taking the difference between the closing price of our common stock on the NYSE on the last trading day of the fiscal year ($33.67 on October 29, 2010) and the option exercise price and multiplying it by the number of accelerated options. For RSUs, the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. As of October 30, 2010, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all unvested outstanding stock options or RSUs as follows:

	Unvested Option	Unvested Stock
	Awards that	Awards that
	Accelerate upon	Accelerate upon
	Change in Control	Change in Control
Name	(#)	(#)

Jerald G. Fishman	62,500	160,000
David A. Zinsner	128,000	28,000
Robert R. Marshall	167,500	12,825
Robert P. McAdam	165,500	12,825
Vincent T. Roche	197,500	12,825

(8)	Mr. Fishman is entitled to a severance payment under his 2007 long-term retention agreement, payable through our Deferred Compensation Plan, if he terminated his employment with us for good reason prior to November 14, 2010. This payment would have been equal to $5 million, plus two times the sum of Mr. Fishman’s actual bonus for the first half of fiscal 2010 plus his target bonus for the second half of fiscal 2010, capped at $5 million per fiscal year. The 2007 retention agreement expired on November 14, 2010 (just after the end of our fiscal year), and will not apply to amounts calculated for purposes of this table in future years.

(9)	Mr. Fishman is entitled to a payment under his 2007 long-term retention agreement, payable through our Deferred Compensation Plan, if his employment terminated by reason of death or disability prior to November 14, 2010. This payment would have been equal to $5 million, plus two times Mr. Fishman’s actual bonus for fiscal 2008, 2009 and 2010, capped at $5 million per fiscal year. The 2007 retention agreement expired on November 14, 2010 (just after the end of our fiscal year), and will not apply to amounts calculated for purposes of this table in future years.

(10)	Amount represents the incremental benefit that would be granted to executives actively participating in The Analog Devices B.V. Executive Pension Plan (Messrs. Marshall and McAdam) upon death. Upon their death, executives receive a lump sum death benefit of four times their annual pensionable salary, while non-executive employees receive a lump sum death benefit of three times their annual pensionable salary. The amount reflected in the table reflects one year of their annual salary and represents the enhancement of the death benefit calculation for executives over non-executive employees.

(11)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a change in control. The annual benefit costs for each executive are: $13,641 for Mr. Zinsner, $15,950 for Mr. Roche, $4,385 for Mr. Marshall, and $4,479 for Mr. McAdam.

(12)	Amounts include life, disability, dental, accident and group health insurance benefits continuation for 24 months after a change in control. Mr. Fishman’s annual benefit costs are $9,900.

(13)	Amounts include life, disability, dental, accident and group health insurance benefits for the number of years (plus a fraction representing any partial year) remaining in the term of Mr. Fishman’s 2010 employment agreement.

(14)	In calculating the excise tax gross-up amounts, we take into account the officer’s earnings from ADI for the prior five years. We include the change-of-control cash severance and bonus, valuations of unvested stock options that become vested upon a change-of-control (using the fiscal 2010 year end closing stock price), valuations of restricted stock units that become vested upon a change-of-control (using the fiscal 2010 year end closing stock price), and our estimated cost of medical and other benefits. Whether the officer will receive a gross-up amount will depend primarily on the officer’s earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the Deferred Compensation Plan. Mr. Fishman agreed to eliminate his right to any such excise tax gross-up payment in connection with the amendment to his employment agreement in 2010. We have also eliminated excise tax gross-up provisions from all future employee retention agreements.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Under our 2006 Stock Incentive Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. A majority of our employees participate in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. All outstanding RSUs, other than the RSU granted to Mr. Zinsner in 2009, vest in full on the third anniversary of the date of grant.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the rules of the NYSE.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 30, 2010 about the securities which are either already issued, or authorized for future issuance, under the following equity compensation plans: our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)		(c)
					Number of Securities
					Remaining Available for
	Number of Securities to be		Weighted-Average		Future Issuance Under
	Issued Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected In Column (a))

Equity compensation plans approved by shareholders	36,765,958	(1)	$29.88	(2)	12,669,980	(3)
Equity compensation plans not approved by shareholders	7,577,647	(4)	$29.82		79,961	(5)

Total	44,343,605		$29.87	(2)	12,749,941

(1)	Includes 1,264,505 restricted stock units that were outstanding on October 31, 2010.

(2)	Only stock option awards were used in computing the weighted-average exercise price.

(3)	Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Plan and our 2001 Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised. Shares not issued as a result of a net settlement, used to pay withholding tax, or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award.

(4)	Consists of shares issuable upon the exercise of outstanding options granted under our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Since our adoption of the 2006 Plan, we may make no further grants under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan appears below.

(5)	Consists of 79,961 shares issuable under our Employee Service Award Program. A description of the Employee Service Award Program appears below.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, under which we were permitted to grant non-statutory stock options for up to 50,000,000 shares of common stock to employees, consultants and advisors of ADI and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819). In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

If ADI is reorganized or acquired, then the 2001 plan requires our Board of Directors to ensure that the acquiring or succeeding entity assumes, or substitutes equivalent options for, all of the outstanding options. If not, all then unexercised options become exercisable in full and terminate immediately before the reorganization or acquisition is consummated. If the options are assumed or replaced with substituted options, then they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control of ADI, then one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with their original vesting schedules. However, any remaining unvested options held by an optionee would vest and become exercisable in full if, on or before the first anniversary of the change in control, the optionee’s employment were terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

Since our adoption of the 2006 Plan, our Board determined that we may make no further grants under the 2001 plan. If any option previously granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited after January 23, 2006, the unused shares of common stock covered by that option will be available for grant under the 2006 Plan.

Employee Service Award Program

Our Employee Service Award Program is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees other than executive officers are eligible to receive these awards in the form of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on the NYSE on a specified date. Our Board may terminate, amend or suspend the program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Novich, Saviers, Severino and Champy served as members of our Compensation Committee. Mr. Champy was a member of the Compensation Committee until March 2010. No member of our Compensation Committee was at any time during fiscal 2010, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2010 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal 2010, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Analog Devices, Inc.

Neil Novich, Chairman
F. Grant Saviers
Paul J. Severino

PROPOSAL 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 29, 2011. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2011 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2011 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2011 annual meeting. However, if any other matters are properly presented at the 2011 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EST on March 7, 2011.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors, the say on pay vote and the say on frequency vote; your broker can not exercise its discretion to vote on these matters on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that shareholders will attend the meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have previously sent in their proxies.

ANALOG DEVICES, INC.
P.O. BOX 9106
ATTN: INVESTOR RELATIONS DEPT.
ONE TECHNOLOGY WAY
NORWOOD, MA 02062-9106
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 7, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 7, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29192-P03688-Z54233                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder.
If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director, FOR Proposals 2 and 4 and every THREE YEARS on Proposal 3.

The Board of Directors recommends a vote FOR each of the Director nominees, FOR Proposals 2 and 4 and every THREE YEARS on Proposal 3.

1)	To elect the following ten nominees to our Board of Directors, each for a term of one year.

	Nominees		For	Against	Abstain

	1a.	Ray Stata	0	0	0

	1b.	Jerald G. Fishman	0	0	0

	1c.	James A. Champy	0	0	0

	1d.	John L. Doyle	0	0	0

	1e.	John C. Hodgson	0	0	0

	1f.	Yves-Andre Istel	0	0	0

	1g.	Neil Novich	0	0	0

For address changes/comments, mark here and write them on the back where indicated.					0

Please indicate if you plan to attend this meeting.			0	0
			Yes	No

				For	Against	Abstain

	1h.	F. Grant Saviers		0	0	0

	1i.	Paul J. Severino		0	0	0

	1j.	Kenton J. Sicchitano		0	0	0

The Board of Directors recommends a vote FOR Proposal 2.

2)	To vote on a non-binding proposal regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.			0	0	0

			1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote THREE YEARS on Proposal 3.

3)	To vote on a non-binding proposal regarding the frequency of the vote on our executive compensation program.		0	0	0	0

				For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 4.

4)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 29, 2011.			0	0	0

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, or other fiduciary, please give your full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at
www.proxyvote.com.

M29193-P03688-Z54233

ANALOG DEVICES, INC.
Annual Meeting of Shareholders — March 8, 2011 9:00 AM
This Proxy is solicited on behalf of the Board of Directors
The shareholder(s) hereby appoint(s) Ray Stata, Jerald G. Fishman and Margaret K. Seif, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANALOG DEVICES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EST on March 8, 2011, at Analog Devices, Inc., 3 Technology Way, Norwood, MA 02062, and any adjournment or postponement of the meeting.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.
Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side